TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

Infinity China 1 Acquisition Corporatin

BVI COMPANY NUMBER 1641842

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 6th day of April, 2011 has changed its name to

Infinity Cross Border Acquisition Corporation

this 3rd day of January, 2012.

for REGISTRAR OF CORPORATE AFFAIRS 3rd day of January, 2012